Exhibit 21.1

SUBSIDIARIES OF CYPRESS SEMICONDUCTOR CORPORATION

Name	Jurisdiction of Incorporation
Cypress Semiconductor Corp.	Delaware
Cypress Semiconductor (Minnesota) Corp.	Delaware
Cypress Semiconductor (Texas) Corp.	Delaware
Cypress Semiconductor Intl Inc.	Delaware
Cypress Semiconductor Round Rock, Inc.	Delaware
Cypress Venture Fund I, L.L.C.	Delaware
Cypress Microsystems, Inc.	Delaware
Silicon Light Machines	California
Silicon Magnetic Systems, Inc.	Delaware
In-System Design, Inc.	Idaho
Weida Semiconductor Taiwan, Inc.	Taiwan
Galvant BVI	British Virgin Islands
Lara Networks Mauritius LLC	Mauritius
Cyland Corporation	Philippines
Cypress Manufacturing, Ltd.	Cayman Islands
Cypress Semiconductor (Thailand) Co., Ltd.	Thailand
Cypress Semiconductor Taiwan	Taiwan
Cypress Semiconductor AB	Scandinavia
Cypress Semiconductor Canada	Canada
Cypress Semiconductor GmbH	Germany
Cypress Semiconductor Tech. India Ltd.	India
Cypress Semiconductor Italia S.r.I.	Italy
Nihon Cypress K.K.	Japan
Cypress Semiconductor Korea	Korea
Cypress Semiconductor Limited	United Kingdom
Cypress Semiconductor SARL	France
Cypress Semiconductor Singapore Pte. Ltd.	Singapore
Cypress Semiconductor International (Hong Kong) Limited	Hong Kong
Cypress Semiconductor Technology Ltd.	Cayman Islands
Cypress Semiconductor World Trade Corp.	Cayman Islands
Cypress Semiconductor International Sales B.V.	Netherlands
Cypress Semiconductor Phil. Headquarters Ltd.	Cayman Islands
Weida Semiconductor Limited	Hong Kong
Silicon Magnetic Systems (Cayman) Ltd.	Cayman Islands
Silicon Light Machines (Cayman) Ltd.	Cayman Islands
Cypress Semiconductor (Shanghai) Trading co., Ltd.	China
Cypress Semiconductor (Switzerland) Sarl	Switzerland
Cypress Semiconductor Corporation (Belgium) BVBA	Belgium
SunPower Corporation	Delaware
SunPower North America, Inc.	Delaware
SunPower Technology Ltd.	Cayman Islands
SunPower Manufacturing Ltd.	Cayman Islands
SunPower (Switzerland) Sarl	Switzerland
Cypress Semiconductor Procurement LLC	Delaware
Cypress Semiconductor Luxembourg	Luxembourg